OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE Receives $7.0 Million Order for Seabed Acquisition System

Houston, Texas -- January 6, 2006 -- OYO Geospace (NASDAQ: OYOG) today announced that the Bureau of Geophysical Prospecting (BGP), one of the world's largest seismic data acquisition service contractors, entered into a $7.0 million sales contract with the company for a retrievable seabed data acquisition system. The 4,000 channel, four-component data acquisition system marks the first purchase by BGP for a product from OYO Geospace's suite of reservoir characterization systems. The company expects to deliver this system in the third quarter of fiscal year 2006. Upon delivery and acceptance of the system by BGP, the company expects to recognize $6.3 million of the contract revenues. After the system has successfully operated for a specified time period, the company expects to receive and recognize the remaining $0.7 million of the contract revenue in the first quarter of fiscal year 2007.

"We are very pleased that BGP selected our product for their entry into the international seabed seismic data acquisition market. We are hopeful that this marks the beginning of a long and fruitful relationship between BGP and OYO Geospace in the development of this new market," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"This sales contract is the third reservoir characterization system scheduled for delivery by the company in fiscal year 2006. In October, the company shipped the first of its new slimhole seismic data acquisition system for borehole applications. In December, the company announced the receipt of an award for a $7.6 million contract to deliver another permanent seabed system to BP for use in the North Sea. The seismic reservoir characterization market is a growing market for OYO Geospace. We are hopeful that further seismic reservoir product related opportunities will come our way during the remainder of this fiscal year," continued Owens.

Mr. Wang Tiejun, President of BGP, said, "BGP is building a seismic fleet consisting of two deep sea ocean bottom cable (OBC) seismic vessels. This OBC fleet will be equipped with OYO Geospace's four-component armored-cable seabed seismic data acquisition system. With these systems, BGP will be able to provide advanced high-definition reservoir seismic services to oil companies world wide."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.